Exhibit 99.2

Sender: From the Desk of Seth Halio

Subject: Equity Awards

Send to: All Adept Technology Equity Award Holders

Dear Adept Equity Award Holder:

As you know, on September 16, 2015, Adept Technology, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OMRON Corporation (“Omron”) whereby a subsidiary of OMRON plans to acquire all of the outstanding shares of common stock of Adept through an all cash tender offer (“Tender Offer”) following expiration of the tender offer (the “Tender Offer Expiration Date”) followed by a second-step merger (the “Transaction”). The Tender Offer Expiration Date is currently expected to be on October 22, 2015.

This notice explains the effect of the Transaction on any outstanding equity awards you may have under any of the Company’s 2003 Stock Option Plan, as amended, the Amended and Restated 2004 Director Option Plan and the 2005 Equity Incentive Plan, as amended (collectively, the “Plans”).

As of September 18, 2015, you will be able to exercise any stock options you may have, to the extent vested and exercisable, but you will not be able to sell any resulting shares of Company common stock acquired upon such exercise. To the extent you exercise any options in exchange for shares of Company common stock, you will be a stockholder of the Company with respect to those shares. If you do not subsequently tender your shares in the Tender Offer, they will be paid out promptly following the second-step merger.

Immediately prior to the acceptance time of the Tender Offer, your outstanding stock options, whether or not vested, will be converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to (i) the excess (if any) of $13.00 per share over the exercise price of your option multiplied by (ii) the number of shares of Company common stock subject to your options. If the exercise price of your stock option is equal to or greater than $13.00, your option will be canceled and you will not receive any cash payment for such options.

Similarly, immediately prior to the acceptance time of the Tender Offer, your outstanding restricted stock units, whether or not vested, will be converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to $13.00 multiplied by the number of shares subject to the vested or earned portion of the restricted stock units (the vested or earned portion determined in accordance with the terms of conditions of your outstanding restricted stock units and the Company’s Change in Control Plan for Equity Awards).

Please submit any questions you have regarding this notice to Leslie Brazelton, 925-245-3413 or leslie.brazelton@adept.com.

Forward-Looking Statements

Any statements made concerning the proposed transaction between the Company, Omron, Parent and Merger Sub, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company, Omron, Parent and their respective subsidiaries, conditions affecting the Company’s, Omron’s or Parent’s customers and suppliers, competitor responses to the Company’s, Omron’s or Parent’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s periodic reports filed with the SEC. Consequently, such forward-looking statements should be regarded as the Company’s and Parent’s current plans, estimates and beliefs. Neither the Company nor Omron, Parent or Merger Sub assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.

Additional Information and Where You Can Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Adept’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Omron will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Adept will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Adept’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

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